EXHIBIT 4.1

IRON BRIDGE MORTGAGE FUND, LLC

CLASS D UNIT SUBSCRIPTION AGREEMENT

This Class D Unit Subscription Agreement (this “Subscription Agreement”) is entered into by and among Iron Bridge Mortgage Fund, LLC, an Oregon limited liability company (the “Company”), and the investor identified on the signature page hereto (the “Investor”) in connection with the Investor’s purchase of Class D Units (the “Class D Units”) offered pursuant to the most recent Offering Circular of the Company (the “Offering Circular”) qualified by the Securities and Exchange Commission (the “SEC”) issued by the Company pursuant to the Company’s Third Amended and Restated Operating Agreement, as amended from time to time (“Operating Agreement”). Capitalized terms used but not defined in this Subscription Agreement have the meanings ascribed to them in the Operating Agreement.

The Investor hereby subscribes to purchase Class D Units issued by the Company, and the Investor hereby agrees as follows:

1. Offering Materials. The offering of Class D Units is described in the Offering Circular, that is available through the online website platform www.ironbridgelending.com/investors/ (the “Site”), as well as on the SEC’s EDGAR website. Investor hereby represents that they have received and read this Subscription Agreement, the Offering Circular, and the Operating Agreement.

2. Class D Unit Purchase. Investor agrees to purchase the number of Class D Units specified on the signature page of this Subscription Agreement (the Investor’s “Class D Subscription Amount”). Payment of the Class D Unit Subscription Amount shall be made in cash by check, ACH debit (initiated by Company with Investor approval) or by wire transfer pursuant to instructions provided by the Company. INVESTORS ARE STRONGLY ADVISED TO NEVER WIRE FUNDS TO THE COMPANY PRIOR TO CONFIRMING THE COMPANY’S WIRE INSTRUCTIONS OVER THE PHONE. YOU SHOULD CALL THE COMPANY’S PHONE NUMBER AT 503-225-0300 TO CONFIRM WIRE INSTRUCTIONS.

3. Membership Status. Investor has received and read a copy of the Company’s Operating Agreement and agrees that its execution of this Subscription Agreement constitutes its consent to such Operating Agreement, and, that upon acceptance of this Subscription Agreement by the Company, the undersigned will become a member of the Company as a holder of Class D Units. When this Subscription Agreement is countersigned by the Company, the Operating Agreement shall be binding upon the undersigned as of the settlement date.

4. Acceptance of Subscription; Delivery of Purchase Agreement. Investor understands and agrees that this subscription is made subject to the following terms and conditions:

(a) The Company reserves the right to review the suitability of any person desiring to purchase the Class D Units and, in connection with such review, to waive such suitability standards as to such person as the Company deems appropriate under applicable law.

(b) The Company shall have no obligation to accept subscriptions in the order received.

(c) The Company in its discretion may elect to take whatever action it deems in the best interest of the Company to collect any amounts owing to the Company.

(d) The Class D Units subscribed by this Subscription Agreement shall be issued only in the name of Investor, and Investor agrees to comply with the terms of the Operating Agreement and to execute any and all further documents necessary in connection with becoming a Class D Unitholder.

(e) Investor acknowledges that, in the Company’s discretion: (i) this Subscription Agreement may be rejected by Company, accepted by Company as to a portion only of the Class D Unit Subscription Amount, or accepted by Company in the entire Class D Unit Subscription Amount; and (ii) that the purchase of the Class D Units subscribed for and the issuance of the Class D Units may be made effective by Company as of the next closing held by the Company. Investor understands that, by written notice to the Company, Investor may withdraw or modify its subscription at any time prior to its acceptance by the Company and issuance of the Class D Units.

(f) Investor acknowledges that the cash received by the Company from each subscriber prior to the closing of the sale of Class D Units will be deposited into a pooled bank account maintained by the Company exclusively for deposit of prospective investor loan funds pending acceptance of their subscription to purchase (the “Subscription Account”), and all interest earned thereon will accrue to the benefit of the Company. The Subscription Account shall be maintained by the Company with an independent banking institution and shall be segregated from the Company’s general bank accounts. Concurrently with the delivery of this Subscription Agreement, Investor will deposit an amount equal to the Class D Unit Subscription Amount by ACH debit (initiated by Company with Investor approval) or wire transfer to the Subscription Account, or will provide Company a personal check made payable to the Company in readily available funds in the amount of the Class D Unit Subscription Amount, for the purpose of depositing such amount in the Subscription Account. Instructions for deposit of the Class D Unit Subscription Amount to the Subscription Account will be provided by the Company.

(g) The Investor authorizes the Company to transfer cash deposited by Investor in the Subscription Account to the Company’s general accounts upon the Company’s acceptance of this Subscription Agreement and the issue of the Class D Units, provided, however, (i) that the amount of such transferred payment shall not exceed the purchase price of the Class D Units purchased, and (ii) in the event that the Company does not accept the full Class D Unit Subscription Amount, any excess funds are returned to Investor without interest within five (5) business days.

(h) Investor acknowledges that in accordance with the Operating Agreement Investor has elected and hereafter shall be treated as having elected to, reinvest all distributions made with respect to their Class D Units for the purchase of additional Class D Units. In each case, the reinvestment of distributions by Investor in additional Class D Units shall be at a purchase price equal to the fair market value of such Class D Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to Investor because of the reinvestment and such reinvestment shall apply both to Class D Units held at the time of the election and Class D Units subsequently acquired pursuant to reinvestment. Notwithstanding the foregoing, Investor may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager, as described in the Operating Agreement.

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(i) The Company has the discretion to close the offering at any time. The Company also has the discretion to extend the closing date.

5. Company’s Conditions to Closing. The Company’s obligation to sell Class D Units to the Investor is subject to acceptance by the Company of the Investor’s subscription (“Acceptance”) and, after Acceptance, to fulfillment, prior to or at the time of such admission, of each of the following conditions subsequent:

(a) Investor, if an entity, is, and shall at all times while it holds Class D Units remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. Investor, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America.

(b) Investor makes, completes and delivers with this Subscription Agreement the Investor Representations and Questionnaire accompanying this Subscription Agreement (the “Investor Representations”), which shall be incorporated in and deemed an integral part of this Subscription Agreement as though fully set forth herein.

(c) Investor completes and delivers with this Subscription Agreement the Power of Attorney attached hereto as Exhibit A.

(d) The representations and warranties of Investor set forth in this Subscription Agreement and the Investor Representations shall be true and correct at the time of the sale and issuance of the Class D Units. In particular, the information that Investor has furnished herein, including (without limitation) the information furnished in the Investor Representations as to whether Investor qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Subscription Agreement and will be correct and complete on the date, if any, that the Company accepts this subscription. Further, Investor shall immediately notify the Company of any change in any statement made herein prior to the Investor’s receipt of the Company’s acceptance of this Subscription Agreement, including, without limitation, Investor’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by Investor may be fully relied upon by the Company and by any investigating party relying on them.

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(e) At no time has it been expressly or implicitly represented, guaranteed or warranted to the Investor by the Company or any other person that: (a) A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or (b) The past performance or experience on the part of the Company and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the the Class D Units or the overall Company venture. The Investor understands that the Class D Units being purchased are a speculative investment which involves a substantial degree of risk of loss, and the Investor understands and is fully cognizant of the risk factors related to the purchase of the Class D Units. The Investor understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts. The Investor is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Investor has adequate means to provide for the Investor’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Investor’s entire investment in the Company.

(f) The Investor represents and warrants that the execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Investor is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to Investor. Investor confirms that the consummation of the transactions envisioned herein, including, but not limited to, Investor’s purchase of the Class D Units, will not violate any foreign law and that such transactions are lawful in Investor’s country of citizenship and residence.

(g) Investor has deposited a cash sum in the Subscription Account equal to the Class D Unit Subscription Amount.

(h) All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Manager and to the Company, and the Manager, the Company or Company Counsel shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

6. Certain Company and Manager Undertakings. Investor hereby expressly agrees that the Manager has power and authority to take such actions on behalf of the Company and to cause the Company to enter into such transactions as it may determine, in its sole discretion, pursuant to the terms of the Company’s Operating Agreement. Without limiting the foregoing, and for avoidance of doubt, the Investor expressly agrees to the provisions of this Section 6:

(a) The Company may enter into such operating and portfolio transactions with Member or their respective Affiliates as may be within the general scope and purpose of the Company, on such terms and conditions as the Manager, in its sole discretion, determines, except to the extent prohibited by this Agreement.

(b) The Company may act as a co-lender, co-guarantor or enter into inter-creditor agreements in connection with one or more Portfolio Loans with the Manager, Members, or their respective Affiliates, on such terms and conditions as the Manager, in its sole discretion, determines, except to the extent prohibited by this Subscription Agreement or the Operating Agreement.

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(c) The Company may hold real and personal property collateral acquired through the foreclosure of a Portfolio Loan or through the work-out or restructuring of a Portfolio Loan or for any other reason that the Manager determines will facilitate its lending activity, or sell such foreclosed property to the Manager, Members, or their respective Affiliates on such terms and conditions as the Manager, in its sole discretion, determines, except to the extent prohibited by this Subscription Agreement or the Operating Agreement.

(d) The Company may purchase or sell Portfolio Loans to or from the Manager, Members, or their respective Affiliates, on such terms and conditions as the Manager, in its sole discretion, determines, except to the extent prohibited by this Subscription Agreement or the Operating Agreement.

(e) The Company may enter into an agreement with a non-Affiliated person, as the Manager, in its discretion may select, to provide portfolio loan sourcing, origination, brokerage, due diligence, loan servicing or related services to the Company, as provided in its

Operating Agreement.

7. No Advisory Relationship. Investor acknowledges and agrees that the purchase and sale of the Class D Units pursuant to this Subscription Agreement is an arms-length transaction between Investor and the Company. In connection with the purchase and sale of the Class D Units, the Company is not acting as Investor’s agent or fiduciary. The Company assumes no advisory or fiduciary responsibility in Investor’s favor in connection with the Class D Units. The Company has not provided Investor with any legal, accounting, regulatory or tax advice with respect to the Class D Units, and Investor has consulted the Investor’s own respective legal, accounting, regulatory and tax advisors to the extent the Investor has deemed appropriate.

8. Ownership Limitation. Investor acknowledges and agrees that, pursuant to the terms of the Operating Agreement, Investor generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and as set forth in the Operating Agreement, more than 9.8% in value or number of Units. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) the Company’s Units being beneficially owned by fewer than 100 persons (as provided in Section 856(a) of the Code and determined without reference to any rules of attribution); (ii) the Company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) the Company otherwise failing to qualify as a REIT.

9. Survival of Agreements, Representations and Warranties. All agreements, representations and warranties contained herein, in the Investor Representations, or made in writing by or on behalf of the Investor, the Company or the Manager in connection with the transactions contemplated by this Subscription Agreement shall survive the execution of this Agreement and the Operating Agreement, any investigation at any time made by Investor, the Company or the Manager or on behalf of any of them and the sale and purchase of the Class D Units and payment therefore. Upon Acceptance, this Subscription Agreement and the Operating Agreement shall be binding on the heirs, executors, administrators, successors, and assigns of Investor.

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10. Conflicts. To the extent any term herein is inconsistent with the terms of the Operating Agreement, the Operating Agreement shall control.

11. Withholding. The Company is required to withhold a certain portion of the taxable income and gain allocated or distributed to each Investor unless Investor provides documentation confirming that such Investor is not subject to withholding, or is subject to a reduced rate of withholding. The following information is provided to assist the Investor in complying with the U.S. rules for backup withholding and withholding with respect to income earned by foreign persons. This information is only a summary and is not a substitute for the advice of a tax advisor. Each Investor is urged to consult with a tax advisor concerning the application of the U.S. withholding rules to such Investor.

The type of documentation required by the Investor is a function of whether the Investor is a Foreign Person. “Foreign Persons” include nonresident aliens, foreign corporations, foreign partnerships, foreign trusts or foreign estates (as each of those terms is defined in the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations). In the case of entities that are disregarded for purposes of U.S. tax law (e.g., fiscally transparent entities with a single owner that have not elected to be taxed as a corporation for U.S. tax purposes), such entities are treated as U.S. Persons or Foreign Persons depending on the residence and status of their owners, rather than on where the disregarded entities are organized. Thus, an investor that is a U.S. disregarded entity with a foreign owner will generally be treated as a Foreign Person and should complete and submit the appropriate Form W-8 based on the owner’s status. An investor that is a foreign disregarded entity with a U.S. owner will generally be treated as a U.S. Person and should complete and submit Form W-9.

Summary guidelines will be provided for the benefit of those Foreign Persons required to provide Form W-8. These guidelines are not a substitute for independent advice by legal or tax advisors of any Investor who believes he, she or it may qualify as a Foreign Person.

(a)                 Investor is a U.S. Person, has completed IRS Form W-9 and agrees to notify the Manager within sixty (60) days if Investor ceases to be a U.S. Person.

(b) Investor is a Foreign Person, has completed and provided either Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY (along with any accompanying withholding certificates, if appropriate), in accordance with the instructions included with the appropriate form. Each of these forms and their instructions is included as part of the documents accompanying this Subscription Agreement. These forms must be updated and provided again to the Company in certain circumstances, as described in the printed instructions provided with each form.

12. Counterparts. The Subscription Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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13. Electronic Delivery of Documents.

(a) Investor consents and agrees that all communications may be delivered by the Company by posting such communications to the Investor’s online account or by sending such communications to Investor’s designated email address. Email communications may include attachments or embedded links. Communications that Investor agrees to accept electronically would include, without limitation, all subscription documents, deposit and withdrawal forms, monthly account statements, tax forms, disclosures, and other information. The Company may also accept the Investor’s electronic signature if Investor chooses to sign certain communications electronically. If Investor signs electronically, Investor’s electronic signature will bind Investor to the terms and conditions to the same extent as if Investor signed the communications on paper with an ink signature.

(b) By executing this Subscription Agreement, Investor is consenting in the affirmative that the Company may send Tax Documents to Investor electronically as described in the attached “NOTICE REGARDING ELECTRONIC DELIVERY OF TAX DOCUMENTS”. Investor’s consent to receive the Tax Documents electronically continues for every tax year until Investor withdraws that consent.

14. Amendments. Neither this Subscription Agreement nor any term hereof may be changed, waived, discharged or terminated without the written consent of Investor and the Company.

15. Assignment. This Subscription Agreement is not transferable or assignable by the Investor without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

16. Parties. If Investor is more than one person, the obligations of Investor shall be joint and several and the representations and warranties shall be deemed to be made by and be binding on each such person and its, his or her heirs, executors, administrators, successors, and assigns.

17. Company Representation. Each Investor hereby agrees and acknowledges that:

(a) Buchalter, a Professional Corporation (“Company Counsel”) has been retained as the Company’s general legal counsel by the Company in connection with the transactions contemplated by this Agreement, and in such capacity it has provided or will provide certain legal services to the Company and to the Manager.

(b) Company Counsel is not representing, and will not represent, any Investor in connection with their purchase of Class D Units or any dispute that may arise between the Investor, on the one hand, and the Manager, the Company or the respective Affiliates, on the other (the “Company Legal Matters”).

(c) Each Investor will, if it wishes counsel on a Company Legal Matter, retain its own independent counsel with respect thereto and, except as otherwise specifically provided by this Agreement, will pay all fees and expenses of such independent counsel.

18.Governing Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to its conflicts of laws principles. IN NO EVENT SHALL THE COMPANY BE LIABLE TO INVESTOR FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

[Signatures of the Parties Appear on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this CLASS D UNIT SUBSCRIPTION AGREEMENT

INVESTOR (if an individual)	INVESTOR (if an entity)

Legal Name of Entity

Signature	Signature

Print Name	Print Name

Date	Date

Signature	Signature

Print Name	Print Name

Date	Date

AMOUNT OF REQUESTED SUBSCRIPTION(S):
☐	New Subscription
☐	Incremental Investments, Original Subscription Dated

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IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company

By:

IRON BRIDGE MANAGEMENT GROUP, LLC

an Oregon limited liability company

                Its: Manager

                By:         ________________________________________

                                Gerard Stascausky, Member

By:          ________________________________________

                Sarah Gragg Stascausky, Member

☐	Received Signed Joinder to the Operating Agreement
☐	Received Signed Power of Attorney
☐	Received Signed and Completed Investor Representations and Questionnaire
☐	Received Evidence of Entity’s Authority to Invest (if Applicable) (see Section 1(a) of Investor Representations and Questionnaire)
☐	Received Applicable Tax Forms

Amount Accepted	Date Accepted

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Exhibit A

POWER OF ATTORNEY

FOR

IRON BRIDGE MORTGAGE FUND, LLC

This Power of Attorney is made by the undersigned (the “Grantor”) as of ______, 20__ (the “Effective Date”). The Grantor is entering into this Power of Attorney in connection with its status or admission as a Member of Iron Bridge Mortgage Fund, LLC (the “Company”). Terms not defined herein shall have the meanings set forth in the Third Amended and Restated Operating Agreement of the Company.

1. Grantor Information.

a. Name:

b. Mailing Address:

c. Taxpayer Identification Number[1]:

2.     Powers Granted.

a. The Grantor hereby irrevocably and severally appoints, in its name, place and stead, the Company and its officers and directors acting on the Company’s behalf, Gerard Stascausky and David Erard (or their successors or assigns) (each, a “Representative”), as the Grantor’s true and lawful attorney-in-fact and authorized signatory, with full power to execute, acknowledge, swear to and file any agreement, document, certificate or other instrument and to take any and all actions as the Company may deem necessary or appropriate to cause any consent dividend (within the meaning of Section 565 of the Code) to qualify for a dividends paid deduction (within the meaning of Section 561 of the Code) for the Company including, without limitation, the signing on the Grantor’s behalf of an IRS Form 972 (or any successor form) in the event that the Company deems it necessary or appropriate to maintain the status of the Company as a REIT and avoid the imposition of any federal income or excise tax.

b. The Grantor hereby grants to each such Representative full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Grantor might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such Representative, or such Representative’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

1 For individuals, this is your social security number or individual taxpayer identification number. For entities, this is your employer identification number.

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2. Term. This Power of Attorney shall be in effect beginning with the first tax year in which the Effective Date falls and continuing in perpetuity. This power of attorney is coupled with an interest, is irrevocable and shall survive the (i) death, legal incapacity, bankruptcy, insolvency, assignment for the benefit of creditors of the Grantor or assignment by the Grantor of its Company units, and/or (ii) the termination, liquidation or dissolution of the Company.

3. Representative Information.

a. The Company

9755 SW Barnes Road, Suite 420

Portland, Oregon 97225

b. Gerard Stascausky

9755 SW Barnes Road, Suite 420

Portland, Oregon 97225

c. David Erard

18101 Von Karman Avenue, Suite 1400

Irvine, CA 92612

5.     Grantor Authority to Enter into Power of Attorney. Under penalties of perjury, the Grantor certifies that: (i) the Grantor is the member of the Company that would be required to include a consent dividend in any taxable year in its gross income for such taxable year, (ii) if the Grantor is a partnership, the Grantor is a partner in the partnership that has the authority to execute this power of attorney on behalf of the partnership, (iii) if the Grantor is a fiduciary, the Grantor is a fiduciary or officer representing the fiduciary that has the authority to execute this power of attorney on behalf of the fiduciary, (iv) if the Grantor is a corporation, the Grantor is the president, vice president, treasurer, assistant treasurer, chief accounting officer, or other authorized officer that has the authority to execute this power of attorney on behalf of the corporation, (v) if the Grantor is a limited liability company or other entity, the Grantor has the authority to execute this power of attorney on behalf of such limited liability company or other entity.

6.     Notice to the IRS. The Grantor acknowledges that a copy of this Power of Attorney will accompany any IRS Form 972 filed with the Internal Revenue Service by the Company.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Grantor has caused this Power of Attorney to be executed as of the Effective Date.

Signature:
Hereunto duly authorized

Print Name:

Title (if applicable):

Signature:
Hereunto duly authorized

Print Name:

Title (if applicable):

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NOTICE REGARDING ELECTRONIC DELIVERY OF TAX DOCUMENTS

Please read this disclosure about how we will provide certain documents that we are required by IRS to send to you (“Tax Documents”) in connection with your Class D Units. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099-DIV. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

How We Will Notify You That a Tax Document is Available. You will receive an electronic notification via email with your Tax Documents.

Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by contacting us at invest@ironbridgelending.com and request a paper copy.

Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Iron Bridge Management Group, LLC

Attn: Gerard Stascausky, CFA

9755 SW Barnes Road, Suite 420

Portland, OR 97225

Ph. 503-225-0300

invest@ironbridgelending.com

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	We received three consecutive email notifications that indicate your email address is no longer valid

•	We cancel the electronic delivery of Tax Documents

 You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at invest@ironbridgelending.com.

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